EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Watsco, Inc.:

We consent to the incorporation by reference in the registration statements listed below of Watsco, Inc. of our reports dated February 29, 2012, with respect to the consolidated balance sheets of Watsco, Inc. and its subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of Watsco, Inc.

•	Form S-3 (Registration No. 333-163678)

•	Form S-8 (Registration Nos. 333-159776, 333-149467, 333-126824, 333-86006, 333-39380, 333-82011, 333-80341, 333-10363, 33-51934, and 33-72798)

/s/ KPMG LLP

February 29, 2012

Miami, Florida

Certified Public Accountants